Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports 4Q’08 and FY’08 Financial Results
Tuesday, February 17, 2009 4:30 pm ET

Non-Semiconductor Growth Continues - Semi Cap Equip Demand Declines
HAYWARD, Calif., February 17, 2009 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar, and medical device industries, today reported its financial results for the fourth quarter of 2008. Revenue for the fourth quarter of 2008 was $47.1 million, a decrease of 22% from the third quarter of 2008 and a decrease of 49% from the same period a year ago. Gross margin for the fourth quarter of 2008 was 0.9%, compared to 9.1% for the third quarter of 2008, and 12.4% for the same period a year ago.

On completion of our annual impairment testing of goodwill and other long-lived assets using the methodologies prescribed by SFAS No.142 and SFAS No.144, we determined that the Company will incur a total non-cash charge to goodwill and other long lived assets of approximately $48.0 million, net of tax, in the fourth quarter of 2008. The charge relates to impairment of assets associated with our Sieger acquisition.

The company recorded a net loss of ($52.2) million or ($2.45) per share on a GAAP basis, during the fourth quarter of 2008, compared to a net loss of ($1.9) million or ($0.09) per share, for the third quarter of 2008 and net income of $2.1 million, or $0.09 per diluted share, for the same period a year ago. The fourth quarter 2008 net loss per share is inclusive of non-cash charges of $2.26 for the impairment of goodwill and other long-lived assets, $0.02 per share related to SFAS 123(R), and a $0.01 per share charge for amortization of intangible assets during the period.

Non-GAAP net earnings, used for purposes of comparison and which exclude charges for impairment of goodwill and other long-lived assets, SFAS 123(R) charges and amortization of intangible assets during the period  were a net loss of ($3.5) million or ($0.16) per share compared to a net loss of ($1.0) million, or ($0.05) per share, in the third quarter of 2008.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer commented:  “We continue to view this severe business slowdown as an opportunity to expand market share, transfer additional manufacturing to Asia, and consolidate our US-based assembly operations. In the fourth quarter, we consolidated additional US based production into our Hayward, California facility, ahead of schedule, closing two more US facilities and downsizing a third. We decreased our US-based workforce by an additional 17%, bringing the total year-to-date reduction to 32%. We decreased our workforce by another 131 employees in January 2009, and plan further actions to align our resources with market demand. During the quarter, we increased our non-semiconductor revenue 5% sequentially to $19.0 million or 40% of total revenue, and in mid-January we announced a significant new nanotechnology customer. We also increased the percentage of revenue derived from our China facilities to 26% of total revenue, including increasing our revenue from solar gas abatement subsystems. Producing more in Asia, while streamlining our global operations and continuing to increase our activity in adjacent markets, improves our operating efficiencies, lessens the impact of the decline in semiconductor capital equipment demand and positions UCT for enhanced levels of profitability when industry demand begins to recover.”

Cash at the end of the fourth quarter of 2008 was $29.6 million, an increase of $1.1 million from $28.5 million at the end of the third quarter of 2008, and a decrease of $3.8 million from $33.4 million at the end of the fourth quarter of 2007. Third party debt at the end of the fourth quarter was $18.5 million, a decrease of $1.3 million from $19.8 million at the end of the third quarter of 2008 and a decrease of $3.7 million from $22.2 million at the end of the fourth quarter of 2007. In the fourth quarter, Ultra Clean repurchased $2.2 million of the Company’s common stock as part of the share buyback program which was suspended in mid-October due to the uncertain economic environment.

Granger commented further: “To reinforce our cash position, we further reduced our cash breakeven during the period, moving toward our target of cash breakeven at $35 million in revenue per quarter, by the middle of 2009. We also recently extended our base loan agreement for 3 years and filed an accelerated US federal tax return which will result in a $6.5 million refund of previously paid tax. We expect to receive the tax refund at the end of the first quarter of 2009. We remain focused on our key objectives: to outperform the semiconductor equipment industry in upturns and in downturns, by expanding our market share, increasing the portion of our revenue derived from the adjacent markets of the solar, flat panel and medical device industries, and by continuing to expand our presence in Asia.”

Commenting on Ultra Clean’s corporate outlook, Granger noted, “While we remain very confident in our strategic direction, business model and balance sheet, we anticipate further significant declines in the semiconductor capital equipment market during Q1. We expect that revenue for the first quarter of 2009 will be in the range of $20 million to $28 million, and loss per share will be in the range of $0.25 to $0.36 per share, on a GAAP basis, inclusive of an expected $0.02 per share charge related to SFAS 123(R).”

Ultra Clean will conduct a conference call today, Tuesday, February 17, 2009, beginning at 2:00 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/642-1687 (domestic) and 706/645-9291 (international). The confirmation number for the live broadcast and replays is 82608074 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our first quarter 2009 revenue and loss per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28, 2007 and quarterly report on Form 10-Q for the quarter ended September 26, 2008, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended		For the year ended
	January 2, 2009	December 28, 2007	January 2, 2009	December 28, 2007
Sales	$47,070	$92,758	$266,919	$403,807

Cost of goods sold	46,654	81,241	241,453	346,347

Gross profit	416	11,517	25,466	57,460

Operating expenses:
Research and development	1,029	710	2,904	2,985
Sales and marketing	1,315	1,661	5,739	5,914
General and administrative	5,516	6,575	24,226	25,054
Impairment of Goodwill and long-lived assets	55,080	-	55,080	-
Total operating expenses	62,940	8,946	87,949	33,953

Income (loss) from operations	(62,524)	2,571	(62,483)	23,507

Interest and other income (expense), net	(45)	(347)	(871)	(1,797)

Income (loss) before income taxes	(62,569)	2,224	(63,354)	21,710

Income tax provision (benefit)	(10,416)	153	(11,000)	5,817

Net income (loss)	$(52,153)	$2,071	$(52,354)	$15,893

Net income (loss) per share:
Basic	$(2.45)	$0.10	$(2.43)	$0.75
Diluted	$(2.45)	$0.09	$(2.43)	$0.72

Shares used in computing
net income (loss) per share:
Basic	21,325	21,510	21,542	21,293
Diluted	21,325	22,225	21,542	22,118

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	January 2,	December 28,
ASSETS	2009	2007

Current assets:
Cash and cash equivalents	$29,620	$33,447
Accounts receivable	13,790	34,845
Inventory	39,814	49,342
Other current assets	16,210	7,707
Total current assets	99,434	125,341

Equipment and leasehold improvements, net	8,954	14,095
Goodwill	-	34,196
Other intangible assets	8,987	20,762
Other non-current assets	67	633
Total assets	$117,442	$195,027

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$5,736	$3,575
Accounts payable	11,275	36,817
Other current liabilities	4,284	4,451
Total current liabilities	21,295	44,843

Bank debt and other long-term liabilities	17,685	20,696
Total liabilities	38,980	65,539

Stockholders' equity
Common stock	90,420	89,092
Retained earnings (deficit)	(11,958)	40,396
Total stockholders' equity	78,462	129,488
Total liabilities and stockholders' equity	$117,442	$195,027

Ultra Clean Holding, Inc.
Financial Bridge
February 17, 2009 Press Release

	Net Charge	EPS Impact
	January 2,	January 2,
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss	2009	2009
GAAP net loss	$(52,153)	$(2.45)
Amortization of intangibles	$205	$0.01
Impairment of goodwill and other long-term assets	$48,046	$2.26
Stock based compensation expense related to SFAS 123R	393	$0.02
Non-GAAP net loss	(3,509)	$(0.16)

Diluted shares used in computing net loss per share		21,325

January 2,
Net Income Cash Basis	2009
Net loss	$(52,153)
Adjustments to reconcile net loss to net cash:
Depreciation and amortization	$1,612
Impairment of goodwill and other long-term assets	$55,080
Stock-based compensation	764
Adjusted income on a cash basis	$5,303